LOAN AND SECURITY AGREEMENT

     This LOAN AND SECURITY AGREEMENT made the 16 day of October, 1997 between PNC BANK, NATIONAL ASSOCIATION ("Lender"), having offices at 1600 Market Street, Philadelphia, Pennsylvania 19103 and COMMUNITY DISTRIBUTORS, INC., a Delaware corporation ("Borrower"), having its principal place of business at 251 Industrial Parkway, Branchburg Township, Somerville, New Jersey 08876.

                                   BACKGROUND

     A. Borrower desires to establish certain financing arrangements with and borrow funds from Lender and Lender is willing to establish such arrangements for and make loans and advances to Borrower under the terms and provisions hereinafter set forth.

     B. The parties desire to define the terms and conditions of their relationship and to reduce their agreements to writing.

     NOW, THEREFORE, with the foregoing Background deemed incorporated by reference, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINITIONS

     "Agreement" - this Agreement, together with all Exhibits, amendments, modifications and supplements hereto, as may be in effect from time to time.

     "Accounts" - as defined in Section 2.1(c).

     "Affiliate" - any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Borrower. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise.

     "Availability" - as of any date, the amount by which the Revolving Loan Limit on such date exceeds the Outstanding Amount on such date.

     "Banking Day" - any day other than a Saturday, Sunday or legal holiday for banks under the laws of the Commonwealth of Pennsylvania.

     "Bankruptcy Code" - shall mean Title 11 of the United States Code, 11 U.S.C. ss. 101 et seq. in effect as of the date hereof.


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     "Base Rate Option" - as defined in Section 2.2(c).

     "Borrowing Base Certificate" - full and complete certificate showing all calculations for the then Borrowing Base, certified to be true and correct by Borrower's chief financial officer and otherwise in form and substance reasonably satisfactory to Lender.

         "Cash Flow" - Pre Tax Earnings plus (a) the sum of depreciation, amortization, interest expense and all other non-cash charges, minus (b) the sum of Permitted Distributions and Tax Expense or Tax Expense Distributions, as applicable, plus (c) net cash proceeds received by Borrower after the date hereof as a capital contribution in the form of common equity from CDI plus (d) Tax Expense Refunds; all as determined for the Consolidated Group in accordance with GAAP.

     "CDI" - CDI Group, Inc., a Delaware corporation.

     "Change of Control" - as defined in the Indenture.

     "Collateral" - as defined in Section 3.2(b).

     "Consolidated Group" - Borrower and its consolidated Subsidiaries.

     "Current Maturities" - principal maturities of all Indebtedness for borrowed money (included but not limited to amortization of capitalized lease obligations but not including the principal of the Revolving Loans) having an original term of one year or more, and including, without duplication and regardless of the original term thereof, all principal payments on Subordinated Indebtedness, as well as any prepayments of any such indebtedness prior to scheduled maturity.

     "Default Rate" - a rate of interest two (2) percentage points in excess of the rate otherwise applicable under the Base Rate Option.

     "Dominion Account" - a special account of Lender established by Borrower pursuant to Section 2.5 hereof at a bank or banks selected by Borrower, but acceptable to Lender in its reasonable discretion, and over which Lender shall have sole and exclusive access and control for withdrawal purposes.

     "Environmental Clean-up Site" - any location which is listed or proposed for listing on the National Priority's List or CERCLIS or any similar state list or sites requiring investigation or clean-up or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Requirements.

     "Environmental Requirements" - any and all applicable federal, state or local laws, statutes, ordinances, regulations or standards, administrative or court orders, or decrees, common law doctrines or private agreements relating to
(i) pollution or protection of the environment and natural resources; (ii) exposure of employees or other persons to Hazardous Substances; and (iii) for protection of the public health and welfare from the effects of Hazardous Substances and their


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products, by-products, waste, emissions, discharges or releases; and (iv)
regulations, licensing, approval or authorization of the manufactured generation use, formulation, packaging, labeling, transporting, distributing, handling, storing or disposing of any Hazardous Substances.

     "Equipment" - as defined in Section 3.2(c).

     "ERISA" - as defined in Section 4.17.

     "Euro-Rate Option" - as defined in Section 2.2(d).

     "Event of Default" - as defined in Section 9.

     "Fixed Charges" - the sum of (i) Current Maturities and (ii) interest expense on Indebtedness for borrowed money (including capitalized lease obligations), all as determined for the Consolidated Group in accordance with GAAP.

     "Fixed Charge Coverage Ratio" - as of the end of any fiscal quarter, the ratio of (a) Cash Flow of Borrower for the four consecutive fiscal quarters ending on such date to (b) the Fixed Charges of Borrower for the four consecutive fiscal quarters ending on such date, provided, that for all fiscal quarters ending prior to January 31, 1999, Fixed Charges shall be annualized on the basis of the number of whole fiscal quarters then elapsed since the date of this Agreement.

     "Generally Accepted Accounting Principles" or "GAAP" - with respect to any Person, such accounting practice as conforms at the time to generally accepted accounting principles, consistently applied. Generally accepted accounting principles means those principles and practices which are (a) recognized as such by the Financial Accounting Standards Board; (b) applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent financial statements of the relevant Person furnished to Lender, and (c) consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and cash flows, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder shall be prepared in accordance with such change. Solely for purposes of this Agreement, if any such material change is made, then either (i) the financial covenants shall be appropriately modified by agreement of the parties to reflect such change or (ii) the financial covenant compliance computations shall be computed without regard to such change.

     "General Intangibles"- as defined in Section 3.2(d).

     "Hazardous Substances" - any and all materials which under Environmental Requirements require special handling in use, generation, collection, storage, treatment, or disposal or payment of costs associated with responding to the lawful directives of any court or agency of competent jurisdiction. Hazardous Substances shall include, without limitation, (i) any flammable substance,


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explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Requirements (including, but not limited to, any "Hazardous Substance" as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or any similar state or local law), (ii) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (iii) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon, urea formaldehyde and lead-containing materials.

     "Indebtedness" - all items of indebtedness, obligation or liability, due or to become due, liquidated or unliquidated, direct or contingent, joint or several, of any nature whatsoever and out of whatever transaction arising, including, without limitation:

          (A) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

          (B) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise to (l) purchase such indebtedness,
(2) purchase, sell or lease (as lessee or lessor) property, products, materials or supplies, or to purchase or sell services, primarily for the purpose of enabling any debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss, or (3) supply funds to or in any other manner invest in any debtor;

          (C) All indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject to such mortgage, deed of trust, pledge, lien, security interest, charge or encumbrance, whether or not the liabilities secured thereby have been assumed; and

          (D) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with generally accepted accounting principles, consistently applied, should be reflected on the lessee's balance sheet.

         "Indenture" - that certain Indenture dated as of October 16, 1997 between Borrower, CDI and The Bank of New York, as trustee as the same may from time to time be modified or amended.

     "Inventory" - as defined in Section 2.1(c).

     "Inventory Sublimit"- 65% of the Net Value of Qualified Inventory.

     "Letter of Credit" - as defined in Section 2.9.

     "Letter of Credit Disbursement"- any payment or disbursement by Lender under any Letter of Credit.


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     "Letter of Credit Disbursement Date" - the date on which any Letter of
Credit Disbursement is made.

     "Letter of Credit Sublimit" - $5,000,000.

     "Loans" - the Revolving Loans.

     "Loan Documents"- this Agreement, the Note and the Relevant Documents.

     "Net Amount of Qualified Accounts" - as defined in Section 2.1(c).

     "Net Value of Qualified Inventory" - as defined in Section 2.1(c).

     "Note" - the Revolving Note.

     "Obligations" - as defined in Section 3.2(a).

     "Outstanding Amount" - as of any date, the principal balance of all advances under the Revolving Loan (including the undrawn, available amount of all outstanding Letters of Credit) plus the principal amount of all outstanding Reimbursement Obligations.

     "Overadvance" - as defined in Section 2.1.

     "Permitted Distributions" - (a) payments to CDI in an amount not to exceed $250,000 in the aggregate in any fiscal year sufficient to permit CDI to pay reasonable and necessary operating expenses and other general corporate expenses (including any reasonable professional fees and expenses) and (b) cash dividends to CDI to the extent necessary to permit CDI to repurchase common stock, stock options and stock equivalents or other equity securities of CDI held by departing or deceased directors, officers or employees of CDI or the Borrower, provided that the aggregate amount of all such repurchases shall not exceed $500,000 during any fiscal year or $2,000,000 during the period from the date hereof through October 16, 2002.

     "Permitted Investments" - (a) direct obligations of, or obligations fully and unconditionally guaranteed by, the United States of America, (b) deposit accounts in, or certificates of deposit issued by, any commercial bank in the United States of America having total capital and surplus in excess of Five Hundred Five Million Dollars ($500,000,000) or certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation, (c) investment grade (rated AA or better) commercial paper, bankers' acceptances or similar financial instruments, (d) investment grade bonds (rated AA or better), and/or (e) mutual funds having at least eighty percent (80%) of their assets in cash and/or investments included in (a), (b), (c) or (d) above.

     "Permitted Liens" -


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          (a) liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appro
, if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

          (b) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

          (c) liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (d) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Borrower) or interfere with the ordinary conduct of the business of the Borrower;

          (e) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

          (f) liens consisting of customary restrictions on assignment or transfer in any lease or other agreement not relating to Indebtedness for borrowed money;

          (g) liens on the applicable accounts receivables, proceeds and contract rights securing the Borrower's obligations with respect to a customary factoring arrangement of Third Party Plan Receivables;

          (h) purchase money security interests (including capitalized lease obligations) covering Equipment or Inventory in favor of the vendor or financier thereof, provided that the principal amount secured by each such security interest does not exceed the unpaid purchase price for such property and provided that no such lien shall cover non-cash proceeds of Inventory; and

          (i) liens in favor of Lender.

     "Person" - any individual, corporation, participation, association, joint-stock company, trust, unincorporated organization, joint venture, court or government division or agency thereof.

     "Pre-Tax Earnings" - gross revenues and other proper income credits, less all proper income charges other than taxes on income, all as determined for the Consolidated Group in accordance with GAAP; provided that there shall not be included in such revenues or charges (a) any gains resulting from the write-up of assets; or (b) any gain or loss which is classified as "extraordinary" in


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accordance with Generally Accepted Accounting Principles. Pre-Tax Earnings can
be less than zero for all purposes of this Agreement.

     "Prime Rate" - the rate of interest in effect from time to time at Lender as its "prime rate" or "prime lending rate," which rate is determined from time to time by Lender as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by Lender to any particular class or category of customers.

     "Purchase Money Indebtedness" - purchase money Indebtedness incurred for the acquisition of Equipment (including capitalized lease obligations) or Inventory.

     "Qualified Account" - as defined in Section 2.1(c).

     "Qualified Inventory" - as defined in Section 2.1(c).

     "Rates" - the respective rates of interest set forth in Section 2.2.

     "Reimbursement Obligations" - as defined in Section 2.9(b).

     "Related Entity" - any corporate subsidiary of Borrower, and any unincorporated association or other entity through which Borrower conducts any part of its business.

     "Relevant Documents" - any and all documents and instruments delivered to or required by Lender pursuant or incident to this Agreement or any of the Loans
(a) by Borrower or any Related Entity, (b) by any pledgor or grantor of a lien, security interest or other right, or (c) by any guarantor of any of the Obligations.

     "Revolving Loan" or "Revolving Loans" - as defined in Section 2.1(a).

     "Revolving Loan Limit" - as defined in Section 2.1(b).

     "Revolving Loan Termination Date" - the earlier of (a) the payment in full by Borrower of all Obligations and the termination of all lending commitments of Lender hereunder; or (b) October 16, 2002.

     "Revolving Note" - as defined in Section 2.1(a).

     "Senior Unsecured Debt" - Indebtedness evidenced by the 10.25% Senior Notes issued pursuant to the Indenture.

     "Subordinated Debt" - shall mean unsecured indebtedness of Borrower, the repayment of which is subordinated to all Obligations pursuant to a written subordination agreement in form and substance reasonably acceptable to Lender.


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     "Subsidiary" - a corporation 50% or more of the Voting Stock of which is owned directly or indirectly through another Subsidiary by Borrower.

     "Tax Expense" - for any period, cash expenditures of the Borrower for local, state and federal income taxes.

     "Tax Expense Distribution" - cash distributions by Borrower to CDI for use by CDI for the payment of local, state and federal income taxes attributable to the income of Borrower.

     "Tax Expense Refunds" - cash refunds on account of Tax Expense previously paid by Borrower or cash payments to Borrower by CDI on account of tax refunds received by CDI attributable to taxes for which Tax Expense Distributions were previously made by Borrower to CDI, as the case may be.

     "Third Party Plan Receivable" - a right to receive payment from a managed health care provider or other third party payer (a "Third Party Plan") resulting from a sale to customers associated with a Third Party Plan of pharmacy goods or services by a person pursuant to an arrangement with such Third Party Plan under which such Third Party Plan is obligated to pay for such goods or services under terms that permit the purchase of such goods or services on credit.

     "UCC" - the Uniform Commercial Code as in effect from time to time in the State of New Jersey.

     "Voting Stock" - capital stock having ordinary power to vote for the election of directors.

2. REVOLVING LOANS

     2.1 Amount and Certain Definitions.

          (a) Facility. Until the Revolving Loan Termination Date, Lender shall, upon the request of Borrower, make loans hereunder to (including issuance of Letters of Credit for the account of) Borrower (a "Revolving Loan" or the "Revolving Loans") from time to time on a revolving loan basis in an aggregate principal amount not in excess, at any time outstanding, of the Revolving Loan Limit; provided that, if the Outstanding Amount should exceed the Revolving Loan Limit at any time (herein, an "Overadvance"), such Overadvance (i) shall nevertheless be secured by the Collateral and be subject to the terms of this Agreement, and (ii) shall be payable immediately upon demand by Lender. The Revolving Loans shall be paid in accordance with Section 10, Section 12 or as otherwise provided elsewhere in this Agreement. The Revolving Loans may, but need not, be evidenced by one or more promissory notes (referred to collectively as the "Revolving Note"). Proceeds of Revolving Loans shall be used by Borrower exclusively for general corporate purposes, including for capital expenditures and payment of Permitted Distributions.

          (b) Definition of Revolving Loan Limit. Borrower's Revolving Loan Limit shall be the lesser of $ 20,000,000.00 or the sum of the following:


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               (i) 85% of the Net Amount of Qualified Accounts; plus

               (ii) the Inventory Sublimit.

Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender shall deem necessary or appropriate in its reasonable credit judgment, against the amount of Revolving Credit Loans which Borrower may otherwise request under this Section 2.1, including, without limitation, with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower's business; (ii) shrinkage, spoilage and obsolescence of Inventory; (iii) slow moving Inventory; (iv) amounts owing by Borrower to any Person to the extent secured by a lien on (including a landlord's lien which is neither subordinated nor waived on terms reasonably satisfactory to Lender, but reserves, if any, with respect thereto are agreed by Lender to be limited to 3 months rent expense for each location without a landlord's waiver or subordination reasonably satisfactory to Lender provided that no default by Borrower exists under the applicable lease) any property of Borrower included in the Borrowing Base; and (v) such other matters, events, conditions or contingencies as to which Lender, in its reasonable credit judgment, determines reserves should be established from time to time hereunder.

          (c) Definitions of Account; Qualified Account; Net Amount of Qualified Accounts; Inventory; Qualified Inventory; Net Value of Qualified Inventory.

               (i) The term "Account" shall mean all items described in the UCC definition thereof and all of the following, whether or not so described (in all cases whether now existing or hereafter created): all obligations of any kind at any time due or owing to Borrower and all rights of Borrower to receive payment or any other consideration (whether classified under the UCC or the law of any other state as accounts, accounts receivable, contract rights, chattel paper, general intangibles, or otherwise) including without limitation invoices, contract rights, accounts receivable, general intangibles, choses-in-action, notes, drafts, acceptances, instruments and all other debts, obligations and liabilities in whatever form owing to Borrower from any person, firm, corporation, governmental authority or other entity, together with all security for any thereof, and all of Borrower's rights to goods sold (whether delivered, undelivered, in transit or returns), represented by any thereof, together with all proceeds and products of any of the foregoing.

               (ii) The term "Qualified Account" shall mean an Account which is represented by Borrower (by its acceptance of Revolving Loans thereon) as meeting all of the following criteria on its origination date and thereafter until collected:

                    (A) Borrower is the sole owner of the Account and has not sold, assigned or otherwise transferred it, and the Account is not subject to any claim, lien or security interest other than in favor of Lender;

                    (B) The Account is bona fide and legally enforceable and owing to Borrower for the sale of goods or performance of services to an account debtor with its executive


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offices, principal place of business and the majority of its assets located in the United States or Puerto Rico or Canada except to the extent that the Borrower has been issued a letter of credit securing such Account (an "LC Backed Account") in form and substance and issued by a financial institution reasonably acceptable to Lender and, at Lender's request, such letter of credit has been delivered to Lender and notice of Lender's interest therein has been provided to the issuer thereof; and the Accounts arise in the ordinary course of business and the Account does not require any further act on the part of Borrower to make it owing by the Account debtor;

                    (C) The Account does not represent a conditional sale, consignment or other sale on a basis other than that of absolute sale, and does not arise out of a contract with the United States or any of its departments, agencies or instrumentalities unless all requirements to effectively assign the same to Lender under the Federal Assignment of Claims Act have first been met;

                    (D) The Account is invoiced on the date Inventory or other goods represented thereby are shipped to the Account debtor, and the invoice has not been outstanding for more than ninety (90) days;

                    (E) The amount of the Account together with all other Qualified Accounts of the Account debtor receiving the goods represented by the Account does not exceed forty percent (40%) of Borrower's total Qualified Accounts at the time outstanding;

                    (F) The Account debtor has not returned the goods or any portion thereof or indicated any dispute or complaint concerning them;

                    (G) No more than fifty (50%) percent of all Accounts of the Account debtor are unpaid more than 90 days after the invoice date;

                    (H) The Account debtor is not a Related Entity or Affiliate of Borrower nor a director or officer of Borrower nor an Affiliate of any director or officer;

                    (I) No case, proceeding or action with respect to the bankruptcy, receivership, reorganization, liquidation, dissolution has been commenced by or against the Account debtor;

                    (J) The Account is not a vendor rebate; and

                    (K) The Account debtor is not, in Lender's good faith reasonable business judgement, uncreditworthy.

               (iii) The term "Net Amount of Qualified Accounts" shall mean the face amount of a Qualified Account less the aggregate amount of all accounts payable and other obligations and indebtedness of Borrower to the relevant Account debtor, whether or not then due


                                      -10-

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and less all rebates, discounts, credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account debtors, granted, outstanding or payable.

               (iv) The term "Inventory" shall mean all items described in the UCC definition thereof and all of the following, whether or not so described (in all cases whether now owned or hereafter acquired by Borrower and wherever located): all goods, merchandise or other personal property held by Borrower for sale or lease or to be furnished under labels and other devices, names or marks affixed thereto for purposes of selling or identifying the same or the seller or manufacturer thereof, and all right, title and interest of Borrower therein and thereto; all raw materials, work or goods in process; and all materials and supplies of any kind or description used or usable in connection with the manufacture, packaging, shipping, advertisement, sale or finishing of any of the foregoing, together with all proceeds and products of any of the foregoing.

               (v) The term "Qualified Inventory" shall mean the raw material and finished goods Inventory of Borrower which is represented by Borrower (by its acceptance of Revolving Loans thereon) as meeting all of the following criteria on the date of any Revolving Loan based thereon and thereafter while any of the Obligations are outstanding:

                    (A) Borrower is the sole owner of the Inventory; none of the Inventory is being held by Borrower on a consignment basis; all of the Inventory is located at one or more of the addresses shown on Schedule 1; Borrower has not sold, assigned or otherwise transferred all or any portion thereof; and none thereof is subject to any claim, lien or security interest other than in favor of Lender and other than the lien, if any, of the applicable landlord (subject to Lender's right to reserve therefor as set forth in Section 2.1(b) hereof);

                    (B) If any of the Inventory is represented or covered by any document of title, instrument or chattel paper, Borrower is the sole owner of all such documents, instruments and paper, all thereof (if reasonably determined by Lender as necessary for the perfection and priority of Lender's lien thereon) are in the possession of Lender and none thereof has been sold, assigned or otherwise transferred;

                    (C) None of the Inventory is in Lender's good faith reasonable judgment obsolete or unsaleable or is out of season, with out of season Inventory determined with semi-annual inventory counts and to include all Christmas Inventory during the period January 31 - July 31 of each year; and

                    (D) Only 50% of Borrower's prescription drug Inventory shall constitute Qualified Inventory as of any date.

               (vi) The term "Net Value of Qualified Inventory" shall mean, at any time, the value thereof as carried on Borrower's books consistent with Borrower's present practice.

     2.2 Interest Rate.


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          (a) Applicable Margin. As used in this Section 2.2, "Applicable
Margin" means with respect to principal of the Revolving Loan for which a Euro-Rate Option election is being made, 175 basis points.

          (b) Interest Rate Options. Principal outstanding under the Revolving Loan shall bear interest at a rate per annum selected by Borrower from the interest rate options set forth below (each, an "Option"), it being understood that Borrower may select different Options to apply simultaneously to different portions of principal outstanding under the Revolving Loan but may have only five (5) Euro-Rate Interest Periods applicable to principal of the Revolving Loan outstanding at any one time. Principal for which a Euro-Rate Option is selected shall not be less than $250,000 per election and, if in excess thereof, shall be in integral multiples of $100,000. There are no required interest periods for principal bearing interest under the Base Rate Option.

          (c) Base Rate Option. A per annum rate of interest (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the Prime Rate. If and when the Prime Rate changes, the rate of interest on principal bearing interest under the Base Rate Option will change automatically without notice to Borrower, effective on the date of any such change.

          (d) Euro-Rate Option. A per annum rate of interest per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the sum of (i) the Euro-Rate plus (ii) the Applicable Margin, for the Euro-Rate Interest Period in an amount equal to the principal of the Revolving Loan bearing interest under the Euro-Rate Option and having a comparable maturity as determined at or about 11 a.m. (eastern time) two (2) Banking Days prior to the commencement of the Euro-Rate Interest Period. For the purpose hereof, the following terms shall have the following meanings:

          "Euro-Rate" shall mean, with respect to any principal bearing interest under the Euro-Rate Option for any Euro-Rate Interest Period, the interest rate per annum determined by Lender by dividing (the resulting quotient rounded upward to the nearest 1/16th of 1% per annum) (i) the "ask" eurodollar rate as quoted by Exco Group - North America as found on page 4756 in the Telerate System two (2) Banking Days prior to the first day of such Euro-Rate Interest Period for an amount comparable to such principal and having a borrowing date and a maturity comparable to such Euro-Rate Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. If the "ask" eurodollar rate as aforesaid is at any time hereafter no longer quoted as aforesaid, then the eurodollar rate for purposes of subpart (i) above will be the rate of interest otherwise determined by Lender in accordance with its then usual procedure to be the eurodollar rate.

          "Euro-Rate Interest Period" shall mean the period of one, two, three or six months selected by Borrower commencing on the date on which the Euro-Rate Option becomes applicable to principal and each successive period selected by Borrower thereafter; provided, that if a Euro-Rate Interest Period would end on a day which is not a Banking Day, it shall end on the next succeeding Banking Day, unless such day falls in the succeeding calendar month in which case the Euro-Rate Interest Period shall end on the next preceding Banking Day. In no event shall any Euro-Rate Interest Period end on a day after the Revolving Loan Termination Date.

          "Euro-Rate Reserve Percentage" shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities").

     If Lender determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank Eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the interbank Eurodollar market for the selected term, or adequate means do not exist for ascertaining the Euro-Rate, then Lender shall give notice thereof to Borrower. Thereafter, until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, (a) the availability of the Euro-Rate Option shall be suspended, and (b) the interest rate for principal then bearing interest under the Euro-Rate Option shall be converted to the Base Rate Option at the expiration of the then current Euro-Rate Interest Period(s).

     In addition, if, after the date hereof, Lender shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Lender to make or maintain or fund loans under the Euro-Rate Option, Lender shall notify Borrower. Upon receipt of such notice, until Lender notifies Borrower that the circumstances giving rise to such determination no longer apply, (a) the availability of the Euro-Rate Option shall be suspended, and (b) the interest rate on principal then bearing interest under the Euro-Rate Option shall be converted to the Base Rate Option either (i) on the last day of the then current Euro-Rate Interest Period(s) if Lender may lawfully continue to maintain principal under the Euro-Rate Option to such day, or (ii) immediately if Lender may not lawfully continue to maintain principal under the Euro-Rate Option.

          (e) Interest Rate Election. Subject to the terms and conditions of this Agreement and the Note, at the end of each interest period applicable to a portion of principal of the Revolving Loan Borrower may renew the Option applicable to such principal or convert such principal to a different Option. If no notice of conversion or renewal is received by Lender, Borrower shall be deemed to have converted such principal to the Base Rate Option. Borrower shall notify Lender of each election of an interest rate Option, each conversion from one interest rate Option to another, the amount of the principal then outstanding to be allocated to each interest Option and where relevant the interest periods. Any such election shall be promptly confirmed in writing by such method as Lender may reasonably require. Borrower shall indemnify Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by Lender to fund or maintain advances bearing interest under the Euro-Rate Option which Lender sustains or incurs as a consequence of any attempt by Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or in part any notice given to Lender to request, convert or renew any such Loan or as a consequence of any prepayment thereof prior to the expiration of the applicable Interest Period unless and to the extent that such prepayment was required to be made by Borrower pursuant to the final two paragraphs of
Section 2.2(d) hereof. If Lender sustains or incurs any such loss, it shall notify Borrower of the amount determined by Lender to be necessary to indemnify Lender for such loss or expense (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as Lender reasonably deems appropriate). Such amount shall be due and payable by Borrower to Lender ten (10) days after such notice is given.

          (f) Legal Rate. If, at any time, any of the Rates shall be finally determined by any court of competent jurisdiction, governmental agency or tribunal to exceed the maximum rate of interest permitted by any applicable laws, then, for such time as such Rate would be deemed excessive, application thereof shall be suspended and there shall be charged in lieu thereof the maximum rate of interest permissible under such laws.

          (g) Default Rate. Should Borrower fail to pay Lender any principal or interest when due, such principal and interest shall automatically without notice or demand bear interest at the Default Rate. Interest at the Default Rate shall continue to accrue notwithstanding the entry of any judgment hereon or on the Note, and all such judgments shall bear interest at the Default Rate provided for herein.

     2.3 Payment of Interest. Borrower shall pay accrued interest on the unpaid principal balance in arrears: (a) for the portion of Loans bearing interest under the Base Rate Option, on the first Banking Day of each calendar month during the term hereof, (b) for the portion of Loans bearing interest under the Euro-Rate Option, on the last day of each Euro-Rate Interest Period, (c) if any Euro-Rate Interest Period is longer than ninety (90) days, then also on the ninetieth day of such period and every ninety days thereafter, and (d) for all Loans, at maturity, whether by acceleration of the Obligations or otherwise, and after maturity, on demand until paid in full. Lender shall present a monthly invoice to Borrower reflecting the interest payment due, but any failure or delay by Lender in presenting invoices for interest payments shall not discharge or relieve Borrower of the obligation to make such interest payments when due. At Lender's option, Lender may charge any loan or deposit account of Borrower for the interest payments and fees due hereunder and, upon not less than 5 days notice (unless an Event of Default is outstanding, in which case without notice), any other amounts due hereunder if not paid by Borrower on the due date thereof and Lender may deduct such amount from any future Revolving Loan to Borrower or apply any Collateral proceeds or other funds hereunder by Lender against payment of such amount. Borrower hereby consents to such automatic charge by Lender. Interest on any Overadvance shall accrue at the Default Rate.

     2.4 Additional Provisions Regarding Interest.

          (a) Non-Banking Days. If any payment pursuant to this Agreement or any of the Relevant Documents shall be stated to be due on a day other than a Banking Day, such payment may be made on the next succeeding Banking Day and such extension of time shall be included in computation of the interest or other payment due.

          (b) Reimbursement of Increased Cost to Lender. If any law, regulation or guideline adopted after the date hereof, or change after the date hereof in any law, regulation or guideline or in the interpretation thereof, or any order or ruling after the date hereof by any regulatory body, court or other governmental authority, or compliance by Lender with any request or directive (whether or not having the force of law) after the date hereof of any such regulatory body, court or authority, shall impose, modify, or deem applicable to Lender any reserve, capital, special deposit or other requirement or condition in respect of this Agreement or any of the Loans, which results in an increased cost or reduced benefit to Lender in maintaining any of the Loans (as determined by reasonable allocation of the aggregate of such increased costs or reduced benefits to Lender resulting from such event), then Borrower shall, provided that such additional amounts are also being assessed by Lender in a similar manner to similarly situated borrowers, pay to Lender from time to time upon demand additional amounts sufficient to compensate Lender for such increased costs or reduced benefits, together with interest on each such amount from the date of demand therefor. A certificate setting forth in reasonable detail such increased cost incurred or reduced benefit realized by Lender as a result of any such event shall be conclusive as to the amount thereof, absent manifest error.

     2.5 Dominion Account; Collection and Remittance. Borrower shall maintain a Dominion Account pursuant to an arrangement reasonably acceptable to Lender with such banks as may be selected by Borrower and be reasonably acceptable to Lender. Borrower shall issue to any such banks an irrevocable letter of instruction directing such banks to transfer all payments or other remittances received by it in the Dominion Account to an account specified by Lender for application by Lender on account of the Obligations. Borrower shall obtain the agreement by such banks in favor of Lender to waive any offset rights against the funds so deposited. Lender assumes no responsibility for such arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Borrower covenants and agrees (a) to receive in trust for Lender all payments on Accounts and all payments on Inventory, in each case whether cash, checks, drafts, notes, acceptances or other forms of payment, and (b) to deposit such payments in a Dominion Account forthwith in the identical form in which received.

     2.6 Determination of Balance of Revolving Loans.

          (a) In determining the outstanding balance of the Revolving Loans, (i) domestic checks received by Lender's Business Credit Department before 1:00 p.m. (Philadelphia time) of a Banking Day will be credited on that Banking Day, and thereafter on the following Banking Day; (ii) any other form of funds received by Lender's Business Credit Department, other than immediately available funds received via electronic transfer, will be credited on the Banking Day when that Department has received notification of collection if before 1:00 p.m. (Philadelphia time), and thereafter on the following Banking Day; (iii) immediately available funds received via electronic transfer will be credited on the Banking Day received by Lender; and (iv) all credits shall be conditional upon final payment to Lender in cash or solvent credits of the items giving rise to them and, if any item is not so paid, the amount of any credit given for it shall be charged to the balance of the Revolving Loans whether or not the item is returned.

          (b) For the purpose of computing interest on the Revolving Loans and other Obligations, interest shall continue to accrue on the amount of any payment received by Lender's Business Credit Department for a period of one (1) Banking Day after it is credited.

     2.7 Monthly and Interim Statements. Once each month Lender shall render a statement of account to Borrower showing the current status of principal, interest and service charges with respect to the Revolving Loans. The statement of account rendered by Lender shall be considered correct, accepted by Borrower and conclusively binding upon Borrower, unless Borrower gives Lender written notice to the contrary within thirty (30) Banking Days after the sending of the statement by Lender. If Borrower disputes the correctness of Lender's statement, Borrower's notice shall specify in detail the particulars of its basis for contending that Lender's statement is incorrect.

     2.8 Fees.

          (a) Administrative Fees. Borrower shall pay a monthly administrative fee in the amount of $1,000.00 which shall be due and payable on the first Banking Day of each month commencing immediately, until all Obligations are paid in full.

          (b) Commitment Fee. Borrower shall concurrently herewith pay to Lender the $35,000 balance of a $75,000 Commitment Fee, Lender hereby acknowledging prior receipt of $40,000.

          (c) Facility Fee. Borrower will pay to Lender a facility fee for the Revolving Loan in an amount equal to .25% of excess of (a) $20,000,000 over (b) the daily average Outstanding Amount, payable quarterly in arrears.

          (d) Audit Fee. Borrower will pay to Lender, for audits conducted by Lender as permitted in Section 5.6 hereof, an audit fee for each such audit in the amount of $600 per person per day, plus reasonable out-of-pocket expenses.

     2.9 Letters of Credit.

          (a) Agreement to Issue; Termination; Cash Collateral.

               (i) Upon the request of Borrower, Lender shall under and subject to the terms and conditions hereof and within the Letter of Credit Sublimit issue documentary and commercial letters of credit for the account of Borrower from time to time through but not including the Revolving Loan Termination Date (a "Letter of Credit" and, collectively, the "Letters of Credit").

Letters of Credit issued hereunder shall be under such terms as shall be acceptable to Lender in its discretion, and shall in no event have an expiry date exceeding twelve (12) months from the date of issue.

               (ii) In the event that any Letter of Credit remains outstanding on the Revolving Loan Termination Date, Borrower shall on the Revolving Loan Termination Date provide Lender with cash or cash equivalents acceptable to Lender in an amount equal to the undrawn, available amount of all Letters of Credit so outstanding, to be held by Lender as security for the Obligations.

          (b) Letters of Credit Generally.

               (i) Reimbursement of Letters of Credit Disbursements. Borrower agrees to reimburse Lender for the amount of each Letter of Credit Disbursement made by Lender on the corresponding Letter of Credit Disbursement Date. Such obligation of Borrower to reimburse Lender for any such Letter of Credit Disbursement is herein referred to as a "Reimbursement Obligation." If any Reimbursement Obligation is not paid in full by Borrower to Lender on the corresponding Letter of Credit Disbursement Date (for this purpose payments received by Lender after 1:30 p.m., EST on any Banking Day shall be deemed to have been made on the next succeeding Banking Day, with Lender acknowledging that payments received via direct charge to Borrower's deposit or other accounts with Lender are deemed for this purpose to have been received prior to 1:30 p.m. on the Banking Day so charged), the unpaid amount of such Reimbursement Obligation shall bear interest for each day from the corresponding Letter of Credit Disbursement Date until payment in full thereof (after, as well as before, judgment), payable on demand, at the rate from time to time in effect under the Base Rate Option, subject to Lender's right to charge interest at the Default Rate with respect to any Overadvance.

               (ii) Letter of Credit Charges and Fees. In addition to the specific fees payable as set forth in Section 2.9(c) hereof, Borrower agrees to pay on demand to Lender, as well as to any confirming bank of any Letter of Credit required by the beneficiary thereof to be confirmed as a condition to such beneficiary's acceptance thereof, with respect to the issuance, amendment or transfer of any Letter of Credit and each drawing made under any Letter of Credit, issuance, documentary and processing fees and charges in accordance with Lender's and such confirming bank's general fees and charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

               (iii) Obligations Absolute. All Reimbursement Obligations of Borrower arising from Letter of Credit Disbursements shall be unconditional and absolute and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever including, without limitation, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction

(including any underlying transaction between any Borrower or any of its subsidiaries or affiliates and the beneficiary for which any Letter of Credit was procured); (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (iv) payment by Lender under any Letter of Credit against presentation of a demand, draft, certificate or other document which does not comply with the terms of the Letter of Credit, except to the extent that such payment was gross negligence or willful misconduct on the part of Lender; (v) the failure or delay on the part of Lender in giving any notice hereunder; (vi) any draw thereunder being a consequence of Lender's non-renewal of any Letter of Credit; or (vii) any other circumstance or happening whatsoever similar to any of the foregoing.

               (iv) Indemnification; Nature of Duties.

                    (A) In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby indemnifies and holds harmless Lender from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which it may incur (or which may be claimed against it by any Person) by reason of or in connection with the issuance or transfer of, or payment or failure to pay under, any Letter of Credit, or the involvement by Lender in any suit, proceeding or action as a consequence, direct or indirect, of Lender's issuance of any Letter of Credit, except for any such claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, which were caused by the gross negligence or willful misconduct of Lender in determining whether a certificate, draft, statement or document presented under any Letter of Credit complied with the terms of the Letter of Credit.

                    (B) As between Borrower and Lender, Borrower assumes all risks of the acts or omissions of the beneficiary or any transferee of any Letter of Credit with respect to such beneficiary's or transferee's use of the Letter of Credit. Lender shall not be liable or responsible for: (A) the use which may be made of any Letter of Credit or the proceeds of any drawing thereunder or for any acts or omissions of the beneficiary or any transferee in connection therewith; (B) the validity, sufficiency or genuineness of certificates, drafts or documents presented under any Letter of Credit that appear on their face to be in order, or of any endorsement thereon, even if any of the same should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (C) payment by Lender under any Letter of Credit against presentation of drafts, certificates or documents which do not comply with the terms of the Letter of Credit, including failure of any such drafts, certificates or documents to bear any reference or adequate reference to the Letter of Credit, or for any failure of the beneficiary of any Letter of Credit otherwise to comply fully with the conditions required in order to draw under the Letter of Credit; (D) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or the proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; or (E) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that Lender shall be liable to Borrower to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by Lender's gross negligence or willful misconduct in connection with the matters referred to in clauses (B) through (E) above. In furtherance and not in limitation of the foregoing, Lender may accept drafts, certificates or documents under any Letter of Credit that appear on their face to be in order, without responsibility for further investigation, and any action taken or omitted by Lender under or in connection with any Letter of Credit, if taken or omitted in good faith and without willful misconduct or gross negligence, shall not put Lender to any resulting liability to any Borrower.

               (v) Payments to Lender. All payments to be made by Borrower to Lender hereunder in respect of Reimbursement Obligations due from Borrower shall be payable on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue.

               (vi) Application. Borrower shall, as a condition to the issuance by Lender of any Letter of Credit, execute and deliver to Lender Lender's then standard Letter of Credit Application and Security Agreement. In the event of any inconsistencies between the Letter of Credit Application and Security Agreement and this Agreement, the terms of this Agreement shall control.

          (c) Specific Letter of Credit Fees. Borrower will pay to Lender the following fees:

               (i) a letter of credit fee for each standby Letter of Credit issued hereunder in an amount equal to two and three quarters percent (2.75%) of the undrawn, available amount of such Letter of Credit, payable quarterly in arrears; and

               (ii) a letter of credit draw fee for each draw under any commercial Letter of Credit issued hereunder in the amount of one-quarter of one percent (.25%) of the amount of such draw, payable at the time of such draw.

     2.10 Breakage Fee. In the event Borrower repays all Obligations on or before October 16, 1998 with the intent of terminating the Revolving Loan facility created hereby, including by reason of Borrower's choice to obtain replacement financing from an alternative lender, Borrower shall, except as noted, pay to Lender together therewith a breakage fee in the amount of $200,000. No breakage fee shall, however, be payable if repayment of the Obligations (i) is made in connection with and by reason of a Change of Control or a sale of substantially all of Borrower's assets or (ii) is effected solely from the proceeds of any equity offering hereafter made or (iii) is at Lender's request.

3. SECURITY INTEREST; ADDITIONAL DEFINITIONS

     3.1 Grant of Security Interests. As security for the due and punctual payment and performance of all of the Obligations, whether pursuant to this Agreement or otherwise, Borrower hereby grants, pledges, transfers and assigns to Lender, liens on and security interests in, (a) all of the Collateral wherever located and whether now existing or hereafter created and whether now owned or hereafter acquired or arising, and (b) all accessions and additions thereto, replacements and substitutions therefor, and proceeds and products thereof. The security interests granted hereby, and all remedies and other rights stated or referred to in this Agreement or any of the Relevant Documents, shall continue in full force and effect until full and final payment and performance of the Loans and all other Obligations under this Agreement and the Relevant Documents.

     3.2 Definitions of "Obligations," "Collateral" and "Equipment".

          (a) The term "Obligations" shall mean

               (i) all principal of and interest on the Revolving Loans, all Reimbursement Obligations and all charges, commitment fees, audit fees and all other sums payable by Borrower or any Related Entity under the terms of this Agreement or any of the Relevant Documents,

               (ii) all other indebtedness, liabilities, obligations and agreements of every kind and nature of Borrower or any Related Entity to or with Lender or any affiliate of Lender, whether hereunder or otherwise, whether now existing or hereafter incurred, whether or not evidenced by any note or other instrument, whether matured or unmatured, direct, absolute, or contingent, liquidated or unliquidated, whether arising by contract or by operation of law, whether joint or several, including any extensions, modifications, renewals thereof, any substitutions therefore,

               (iii) all guaranties of any of Borrower's Obligations, and

               (iv) all reasonable costs and expenses of Lender, including reasonable fees and expenses of counsel in connection with any amendment, modification, interpretation or enforcement of this Agreement and any of the Relevant Documents.

          (b) The term "Collateral" shall mean the following, wherever located and whether now existing or hereafter created and whether now owned or hereafter acquired or arising: (i) the Accounts; (ii) the Inventory; (iii) the Equipment;
(iv) the General Intangibles; (v) all deposit accounts of every nature, wherever located and all documents and records associated therewith, and all general or special deposits, balances, sums, proceeds and credits of Borrower, including all Dominion Accounts; (vi) chattel paper, documents, investment property and instruments; (vii) all property of Borrower now or hereafter in Lender's possession; (viii) all other property of Borrower; (ix) all rights and remedies which Borrower might exercise with respect to any of the foregoing but for the execution of this Agreement; and (x) all accessions and additions to, replacements and substitutions for, and proceeds and products of, the items described in the preceding clauses (i) through (ix).

          (c) The term "Equipment" shall mean all items described in the UCC definition thereof and all of the following, whether or not so described (in all cases whether now owned or hereafter acquired by Borrower and wherever located): all of Borrower's equipment, machinery, furniture, fixtures, motor vehicles, parts, supplies and tools, and all other tangible personal property similar to any of the foregoing, and all repairs, modifications, alterations, replacements, additions, controls and operating accessories therefor.

          (d) The term "General Intangibles" shall mean all of Borrower's now owned and hereafter acquired, created or arising general intangibles of every kind and description, including, but not limited to, all existing and future customer lists, choses in action, claims, books, records, patents and patent applications, trademarks, tradenames, tradestyles, trademark applications, blueprints, drawings, designs and plans, copyrights, trade secrets, contracts, contract rights, leases, licenses, license agreements, tax and other type of refunds, returned or unearned insurance premiums, insurance proceeds, rights and claims under insurance policies including without limitation, credit insurance and key man life insurance policies, and computer information, software, records and data.

     3.3 Further Assurances. Borrower shall execute and deliver such financing statements and other documents (in form and substance reasonably satisfactory to Lender) and take such other actions as Lender may reasonably request from time to time in order to create, perfect or continue the security interests and other liens provided for by this Agreement under the UCC or other laws of the Commonwealth of Pennsylvania or under any other state or federal law.

4. REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to Lender, knowing and intending that Lender will rely thereon in making the Loans contemplated hereby, that the following statements are, except as set forth in Schedule 2 hereto, true and accurate:

     4.1 Organization and Qualification.

          (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction stated at the beginning of this Agreement.

          (b) Borrower has the power and authority, and all necessary licenses or other authorizations, to own its properties and to carry on its business as now conducted, and is duly qualified and in good standing in each jurisdiction wherein the failure to so qualify would have a material adverse effect on Borrower's financial condition.

          (c) All of Borrower's outstanding capital stock is owned beneficially and of record by CDI, and all of CDI's outstanding capital stock is owned, as of the date hereof, of record and, to Borrower's knowledge, beneficially by the Persons listed on Schedule 2. Borrower has no Subsidiaries.

     4.2 Due Authorization; No Default.

          (a) The execution, delivery and performance by Borrower of this Agreement, the Notes and the Relevant Documents are within Borrower's corporate powers, have been duly authorized by all necessary action on the part of Borrower, and do not and will not (i) violate Borrower's Certificate or Articles of Incorporation or Bylaws, or any applicable law or regulation, or any judgment, order or decree of any judicial or other governmental body, (ii) constitute a breach of, or default under, any agreement, undertaking or instrument to which Borrower is a party or by which it or any of its assets are bound, or (iii) result in the imposition of any lien, encumbrance or restriction on any assets of Borrower other than in favor of Lender.

          (b) Borrower has delivered to Lender true and complete copies of Borrower's resolutions necessary to authorize the transactions contemplated by this Agreement, and of Borrower's Certificate or Articles of Incorporation and Bylaws, all as in effect on the date hereof and certified by a duly authorized officer of Borrower.

          (c) This Agreement and the Relevant Documents upon their execution and delivery, and the Notes upon their issuance, will be legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

     4.3 No Governmental Consent Necessary. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Agreement, any of the Notes or any of the Relevant Documents, except for filings of UCC financing statements and as required to comply with the Federal Assignment of Claims Act.

     4.4 No Proceedings. There are no pending or, to Borrower's knowledge, threatened claims, actions, proceedings or investigations against the Borrower before any court, arbitrator, or governmental body or agency as of the date hereof.

     4.5 Financial Statements.

          (a) Subject to any limitation stated therein, all balance sheets, income statements and other financial data which have been or shall hereafter be furnished to Lender do and will truly and fairly present the financial condition of Borrower as at the respective dates thereof and the results of its operations for the periods ended on such dates, in accordance with GAAP during all periods except as otherwise stated therein. All other information, reports and other papers and data furnished to Lender are, or will be at the time the same are so furnished, true, accurate and complete in all material respects.

          (b) Borrower has no liabilities as of the date hereof which would have an adverse effect on the Collateral or on the financial condition, operations or other properties of Borrower.

     4.6 No Change in Financial Condition; Solvency.

          (a) There has been no material adverse change in Borrower's financial condition since the date of the interim quarterly financial statements for the fiscal quarter ending April 30, 1997 provided by Borrower to Lender (herein, the "Historical Financial Statements").

          (b) Borrower's assets, at a fair valuation, exceed Borrower's liabilities (including, without limitation, contingent liabilities), Borrower is paying its debts as they become due, and Borrower has capital and assets sufficient to carry on its business.

     4.7 Compliance With Laws. Borrower is in material compliance with all federal, state and local statutes, rules, regulations, orders and other provisions of law applicable to its ownership or use of properties or the conduct of its business; Borrower has not received any notice of material violation of any of the foregoing; and Borrower is not in violation in any material respect of any judgment, order or decree of any judicial or other governmental body.

     4.8 No Other Violations. Borrower is not as of the date hereof in violation of any term of its Certificate or Articles of Incorporation or Bylaws, and as of the date hereof no event or condition has occurred and is continuing which constitutes or results in (or would constitute or result in, with the giving of notice, lapse of time or other condition) breach of, or a default under, any material agreement, undertaking or instrument to which Borrower is a party or by which it or its property is bound.

     4.9 Taxes and Assessments. Borrower has filed all federal, state and local tax returns and other reports it is required to file to the date hereof (or has obtained valid, written extensions as to any not so filed), has paid all taxes, assessments and other governmental charges due and payable to the date hereof, and has made adequate provision for the payment of such taxes, assessments and charges accrued but not yet payable. Borrower has no knowledge on the date hereof of any deficiency or additional assessment in connection with any taxes, assessments or other governmental charges not provided for or disclosed in the Historical Financial Statements.

     4.10 Accounts. The list of Accounts delivered to Lender is complete and contains an accurate aging thereof and, except as otherwise specified by Borrower to Lender in writing, and except as respects criteria based on Lender's judgment, each of the Accounts included in any Borrowing Base Certificate as a Qualified Account meets the criteria for a Qualified Account stated in Subsection 2.1(c)(ii) of this Agreement.

     4.11 Inventory. Borrower's Qualified Inventory consists of items of a quality and quantity usable or saleable in the ordinary course of its business; the values of obsolete items, items below standard quality and items in the process of repair have been written down to realizable market value, or adequate reserves have been provided therefor; and the values carried on said balance sheet are set at the lower of cost or market, in accordance with generally accepted accounting principles consistently applied.

     4.12 Books and Records. Borrower maintains its books and records relative to its Accounts and its Inventory at 251 Industrial Parkway, Branchburg Township, Somerville, New Jersey 08876.

     4.13 Location of Collateral. None of the Inventory, Equipment or other tangible property constituting part of the Collateral is or will be, or has been during the six months preceding execution of this Agreement, in each case while owned by Borrower, located in or on any premises other than those identified in
Schedule 1 to this Agreement. Schedule 1 contains an accurate record of all landlords of premises leased by Borrower and of all mortgagees of premises owned by Borrower.

     4.14 Places of Business. The principal place of business and chief executive office of Borrower is located at 251 Industrial Parkway, Branchburg Township, Somerville, New Jersey 08876. Schedule 1 to this Agreement lists all of the other offices or locations in or from which Borrower conducts any of its business or operations or maintains any Collateral.

     4.15 Other Name or Entities. None of Borrower's business is conducted through any corporate subsidiary, unincorporated association or other entity and Borrower has not, within six months preceding the date of this Agreement, to its knowledge, (a) changed its name, (b) used any corporate, trade or fictitious name other than the name stated at the beginning of this Agreement except as may otherwise be set forth in Schedule 2 hereto, or (c) merged or consolidated with, or acquired the assets of, any corporation or other business.

     4.16 Title and Liens. Borrower has good and marketable title to all of the Collateral as sole owner thereof, free and clear of any mortgage, security interest, assignment, pledge, hypothecation, or other lien or encumbrance, except Permitted Liens. None of the Collateral is subject to any prohibition against encumbering, pledging, hypothecating or assigning the same or requires notice or consent in connection therewith, except Collateral subject to purchase money liens on capital leases.

     4.17 ERISA. Borrower is in compliance in all material respects with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the related provisions of the Internal Revenue Code, and with all regulations and published interpretations issued thereunder by the United States Treasury Department, the United States Department of Labor and the Pension Benefit Guaranty Corporation ("PBGC"). Neither a reportable event as defined in
Section 4043 of ERISA, nor a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code, has occurred and is continuing with respect to any employee benefit plan subject to ERISA established or maintained, or to which contributions have been or may be made, by Borrower or by any trade or business (whether or not incorporated) which together with Borrower would be treated as a single employer under Section 4001 of ERISA (any such trade or business being referred to hereinafter as an "ERISA Affiliate," and any such employee benefit plan being referred to hereinafter as a "Benefit Plan"), if such event or transaction would have a material adverse effect on Borrower's financial condition. No notice of intention to terminate a Benefit Plan has been filed nor has any Benefit Plan been terminated; the PBGC has not instituted proceedings to terminate, or to appoint a trustee to administer, any Benefit Plan, nor to Borrower's knowledge do circumstances exist that constitute grounds for any such proceedings; and neither Borrower nor any ERISA Affiliate has completely or partially withdrawn from any multiemployer Benefit Plan described in Section 4001(a) (3) of ERISA; where in any such event the same would have a material adverse effect on Borrower's financial condition. Borrower and each ERISA Affiliate has met the minimum funding standards under ERISA with respect to each of its Benefit Plans; no Benefit Plan of Borrower or of any ERISA Affiliate has an accumulated funding deficiency or waived funding deficiency within the meaning of ERISA; and no material liability to the PBGC under ERISA has been incurred by Borrower or any ERISA Affiliate; where in any such event the same would have a material adverse effect on Borrower's financial condition.

     4.18 O.S.H.A. Borrower has duly complied in all material respects with, and its facilities, business, leaseholds, equipment and other property are in compliance in all material respects with, the provisions of the federal Occupational Safety and Health Act and all rules and regulations thereunder and all similar state and local laws, rules and regulations; and there are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its facilities, business, leaseholds, equipment or other property under any such law, rule or regulation the Borrower's non compliance with which would have a material adverse effect on its financial condition.

     4.19 Environmental Matters. Borrower represents and warrants to Lender that, to Borrower's knowledge and to the extent that any of the following would have a material adverse effect on Borrower's financial condition:

          (a) Borrower is in compliance with all Environmental Requirements in all material respects;

          (b) Borrower has all licenses, permits, approvals and authorizations required under applicable Environmental Requirements;

          (c) There are no pending or threatened claims against Borrower or its assets related to the failure to comply with any Environmental Requirements, or any facts or circumstances known to Borrower which could give rise to such claim;

          (d) No facility or property now or previously owned, leased or operated by Borrower is an Environmental Clean-up Site;

          (e) Borrower only stores, transports, handles or disposes of Hazardous Substances in compliance with all Environmental Requirements in all material respects;

          (f) There are no liens or claims for costs or reimbursement outstanding or threatened against Borrower or any of its assets or any facts or circumstances which could give rise to a lien or claim; and

          (g) There are no facts or circumstances known to Borrower which under the provisions of any Environmental Requirements could restrict the use, occupancy or transferability of any of the Collateral or any of the facilities owned, leased or operated by Borrower.

     4.20 Margin Stock. No part of the proceeds of any Revolving Loan will be used, directly or indirectly, to purchase or carry any "margin stock" (as defined in Regulation U issued by the Board of Governors of the Federal Reserve System), to extend credit to others for the purpose of purchasing or carrying any such margin stock, or for any purpose that violates any provision of Regulations G, T, U or X issued by the Board of Governors of the Federal Reserve System.

     4.21 Representations and Warranties True, Accurate and Complete. None of the representations, warranties or statements to Lender contained in this Agreement, in any of the Relevant Documents or in any other writing delivered to Lender in connection with the Collateral, this Agreement or any of the transactions contemplated thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary not misleading to make such representation, warranty or statement in light of the circumstances under which it is made. All of such representations, warranties and statements shall survive until full and final payment and performance of the Loans and all other Obligations under this Agreement and the Relevant Documents.

5. AFFIRMATIVE COVENANTS

     Borrower covenants and agrees that, until full and final payment and performance of the Loans and all other Obligations under this Agreement and the Relevant Documents and termination of all lending commitments of Lender hereunder, Borrower shall, unless Lender shall otherwise consent in writing:

     5.1 Maintenance of existence and Qualification to do business. Maintain and preserve in full force and effect its existence and good standing and all other rights, powers, franchises, licenses and qualifications necessary or desirable for its ownership or use of properties or the conduct of its business where the failure to do so would have a material adverse effect on Borrower's financial condition.

     5.2 Payment of Taxes and Other Obligations. Pay (a) before they become delinquent, all taxes, assessments and governmental charges imposed upon it or any of its property or required to be collected by it, and (b) when due, all other indebtedness and liabilities of any kind now or hereafter owing by it; where in either case the failure to do so would have a material adverse effect on Borrower's financial condition.

     5.3 Maintenance of Properties. Maintain its properties in good working order and condition.

     5.4 Notice of Adverse Events. Promptly notify Lender in writing of the occurrence or existence of any of the following: (a) any Event of Default as defined in this Agreement or any event which, with the giving of notice, lapse of time or other condition, would become such an Event of Default; (b) any matter or event which has resulted in, or may result in, a material adverse change in the financial condition or any property or operations of Borrower; (c) any claim, action, proceeding or investigation filed or instituted against Borrower in excess of $500,000, or any adverse determination in any pending action, proceeding or investigation affecting it in excess of $500,000; (d) any loss from casualty or theft in excess of $500,000, whether or not insured, affecting property of Borrower; (e) whether or not otherwise reportable under this Section 5.4, any complaint, citation, order or other notice of a violation or a claim involving any Environmental Requirement, if the liability or penalty therefor may exceed $500,000 singly or in the aggregate; (f) any event or condition described in Section 10.15 of this Agreement relating to ERISA; or (g) if any of the representations and warranties contained in this Agreement, or in any of the Relevant Documents or any other writing delivered to Lender by Borrower in connection with this Agreement or any of the transactions contemplated thereby, ceases to be true, correct and complete.

     5.5 Information and Documents to be Furnished to Lender. Furnish to Lender in form and substance satisfactory to it:

          (a) Annual Financial Statements. As soon as available but in no event later than one hundred twenty (120) days after the end of each fiscal year of Borrower, a balance sheet of Borrower as of the end of such year and statements of income, cash flows and changes in stockholders' equity for such year (all in reasonable detail and with all notes and supporting schedules), prepared on a consolidated and consolidating basis for the Consolidated Group with such consolidated statements audited by an independent certified public accountant satisfactory to Lender, as presenting fairly the financial condition of Borrower as of the dates and for the periods indicated and as having been prepared in accordance with GAAP, together with any management letters issued by the accountants which performed such audit.

          (b) Monthly Financial Statements. As soon as available but in no event later than thirty (30) days after the end of each month, a balance sheet of Borrower as of the end of such month and statements of income and changes in stockholders' equity for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month (all in reasonable detail and with all notes and supporting schedules), prepared on a consolidated basis for the Consolidated Group and certified by the chief financial officer of Borrower as presenting fairly the financial condition of Borrower as of the dates and for the periods indicated and as having been prepared in accordance with GAAP.

          (c) Compliance Certificate. Concurrently with each annual financial statement and within thirty (30) days after each fiscal quarter (other than the year-end quarter), a compliance certificate ("Compliance Certificate") reflecting Borrower's compliance or non-compliance with the financial covenants set forth in Sections 6.18 and 6.19 hereof as of the end of such quarter or fiscal year, as the case may be, certified by Borrower's chief financial officer or president;

          (d) Accounts, Inventory and Accounts Payable Reports. On or before the 20th day of each month as at the close of the preceding month, and from time to time as Lender may require: certificates and assignment schedules describing the Qualified Account and Inventory in detail and total, aging reports of Accounts, Accounts Payable aging reports, and Collateral and Loan Reconciliation reports, all in such form as Lender may require.

          (e) Borrowing Base Certificate. Upon Lender's request from time to time, but in any event within 20 days after the end of each month, a Borrowing Base Certificate.

          (f) Change in Status. Immediately, notice identifying any Inventory or Account that has ceased to be Qualified if the amount thereof exceeds $100,000 in the aggregate, except if due solely to the passage of time.

          (g) ERISA Documents. At Lenders request, all ERISA reports, notices, returns and other documents filed as required by or in compliance with ERISA, whether to the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other appropriate agency.

          (h) Violations. Immediately, a copy of any complaint, citation, order or other notice of a violation or claim required to be reported pursuant to Subsection 5.4(e) of this Agreement.

          (i) Other Documents. Immediately upon demand, such other documents or information as Lender may reasonably request, including financial projections, such financial projections limited, however, to once per yearly period (measured from the date hereof).

     5.6 Access to Records and Property. At any time and from time to time, upon reasonable request by Lender, but not more often than twice per yearly period unless an Event of Default shall be outstanding, give any representative of Lender access during normal business hours to inspect any of Borrower's properties and to examine, copy and make extracts from any and all books, records and documents in the possession of Borrower or any independent contractor relating to Borrower's affairs or the Collateral (including without limitation returns for federal income tax and other taxes).

     5.7 Insurance At Borrower's Expense.

          (a) Liability and Property Insurance. Maintain at Borrower's expense (with such insurers, in such amounts and with such deductibles as are satisfactory to Lender) public liability and third party property damage insurance and insurance on the Collateral (including without limitation insurance against fire, explosion, boiler damage, theft, burglary, spoilage, pilferage, loss in transit and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses), which insurance shall be evidenced by policies (i) in form and substance satisfactory according to industry standards, (ii) designating Lender and its assigns as additional co-insureds or loss payees as their interests may appear from time to time, (iii) containing a "breach of warranty clause" whereby the insurer agrees that a breach of the insuring conditions or any negligence of Borrower or any other person shall not invalidate the insurance as to Lender and its assigns, and (iv) requiring at least thirty (30) days' prior written notice to Lender and its assigns before cancellation or any material change shall be effective.

          (b) Copies of Policies. Upon demand, deliver to Lender the original of each policy evidencing insurance required by this Section 5.7, together with evidence of payment of all premiums therefor.

          (c) Notice and Proof of Loss. In the event of loss or damage, forthwith notify Lender and file proofs of loss satisfactory to Lender with the appropriate insurer, but without limiting the rights of Lender pursuant to Subsection 7.1(k).

          (d) Proceeds. Forthwith upon receipt, endorse and deliver insurance proceeds to Lender, but without limiting the rights of Lender pursuant to Subsection 7.1(k); provided however, that Borrower may retain any insurance proceeds from loss or damage to Inventory or Equipment which are less than or equal to $500,000, provided proceeds paid for such damage (not for this purpose including proceeds payable for interruption of business and the like) are used solely to repair or replace such collateral and so long as there is no Event of Default under this Agreement; provided further however, if the proceeds exceed the cost of replacement or repair for such collateral, the excess monies must be remitted to Lender. If such collateral proceeds exceed $500,000, Lender, at its option, may apply such proceeds to the Obligations.

     In no event shall Lender be required either to (i) ascertain the existence of or examine any insurance policy, or (ii) advise Borrower in the event such insurance coverage shall not comply with the requirements of this Agreement.

     5.8 Condition of Collateral; No Liens. Maintain the Collateral in good condition and repair at all times, preserve the Collateral from loss, damage, or destruction of any nature whatsoever, and keep the Collateral free and clear of any mortgage, security interest, assignment, pledge, hypothecation, or other lien or encumbrance, except Permitted Liens.

     5.9 Proceeds of Collateral. Forthwith upon receipt, pay to Lender all proceeds of Collateral, whereupon such proceeds shall be applied by Lender to the Obligations.

     5.10 Records. Maintain complete and accurate books and records of all its operations and properties, including records of the Collateral and the status of each of the Accounts.

     5.11 United States Contracts. If any of the Accounts arises out of a contract with the United States or any of its departments, agencies or instrumentalities, immediately notify Lender and execute any necessary instruments in order that all money due or to become due under such contract shall be assigned to Lender and proper notice of the assignment given under the Federal Assignment of Claims Act.

     5.12 Further Assurances. From time to time, execute and deliver such further documents and take such further actions as Lender may reasonably request in order to carry out the purposes of this Agreement, the Relevant Documents and any other instruments, documents and agreements which shall be executed concurrently herewith or thereafter with regard to the transactions contemplated by this Agreement.

     5.13 Related Entities. Cause each Related Entity to comply with the covenants stated in this Section 5, to the extent relevant to such Entity, as if stated with reference to such Entity.

     5.14 Environmental Matters.

          (a) Shall take all actions as may be necessary to comply in all material respects with all Environmental Requirements. In the event Borrower becomes aware of any past, present or future facts or circumstances which have given rise or could give rise to a claim against Borrower related to a failure to comply with any Environmental Requirements, Borrower will promptly give Lender notice thereof, together with a written statement of an officer of Borrower, setting forth the details thereof and the action with respect thereto taken or proposed to be taken by Borrower;

          (b) Agrees to indemnify, defend and hold harmless Lender, its parents, subsidiaries, successors and assigns and any officer, director, shareholder, employee, Affiliate or agent of Lender for all loss, liability, damage, cost and expenses including, without limitation, attorneys' fees and disbursements (including the reasonable allocated cost of in-house counsel and staff) arising from and related to (a) the release of any Hazardous Substances in any facility at any time owned, leased or operated by Borrower, (b) the release of any Hazardous Substance is treated, stored, transported, handled, generated or disposed by or on behalf of Borrower at any third party owned site, (c) any breach by Borrower of any representation or covenant contained in this Agreement. The representations contained in Section 4 and the covenants contained in Section 5 shall survive the occurrence of any event whatsoever, including the payment of all Obligations or any investigation by or knowledge of Lender.

6. NEGATIVE COVENANTS

         Borrower covenants and agrees that, until full and final payment and performance of the Loans and all other Obligations under this Agreement and the Relevant Documents and termination of all lending commitments by Lender hereunder, Borrower shall not, unless Lender shall have provided its prior written consent:

     6.1 No Consolidation, Merger, Acquisition, Liquidation; No Subsidiaries. Enter into any merger, consolidation, reorganization or recapitalization; take any steps in contemplation of dissolution or liquidation; conduct any part of Borrower's business through or hereafter create any corporate Subsidiary, unincorporated association; partnership or joint venture; or acquire the stock or substantially all of the business or assets of any Person.

     6.2 Disposition of Assets or Collateral. Sell, lease, or otherwise transfer or dispose of any or all of the Collateral or other assets of Borrower, other than (i) the sale of Inventory in the ordinary course of business, (ii) the sale or other disposition of assets (other than Accounts and

Inventory) in an amount not to exceed $1,000,000 in the aggregate per fiscal year and (iii) the sale, transfer, conveyance or other disposition in the ordinary course of business of Third Party Plan Receivables in customary factoring arrangements.

     6.3 Other Liens. Incur, create or permit to exist, any mortgage, security interest, assignment, pledge, hypothecation, lien, encumbrance, conditional sale or other title retention agreement, financing lease having substantially the same effect as any of the foregoing, or other preferential arrangement of any type, in each case upon or with respect to any assets of Borrower, whether now owned or hereafter acquired or arising, except for Permitted Liens.

     6.4 Other Liabilities. Incur, create, assume or permit to exist any Indebtedness on account of borrowed money except (a) Obligations to Lender, (b) Subordinated Indebtedness, (c) $5,000,000 of other Indebtedness at any time outstanding, including Purchase Money Indebtedness, (d) the Senior Unsecured Debt and (e) those liabilities existing on the date of this Agreement and shown by the Historical Financial Statements.

     6.5 Loans. Make loans to or investments in any Person other than trade credit extended in the ordinary course of business and Permitted Investments.

     6.6 Guaranties; Contingent Liabilities. (a) Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (b) agree to maintain the working capital or net worth of any Person.

     6.7 Dividends and Other Distributions. Declare or pay any cash dividend or make any distribution on, or redeem, retire or otherwise acquire directly or indirectly, any share of its stock, or make any distribution of assets to its stockholders, other than Permitted Distributions and Tax Expense Distributions.

     6.8 Sale of Inventory. Sell any of the Inventory on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis, or any other basis subject to a repurchase obligation or return right.

     6.9 Removal of Collateral. Remove, or cause or permit to be removed, any of the Collateral or other assets from the premises identified on Schedule 1 to this Agreement (as supplemented from time to time by Borrower), except for sales of Inventory in the ordinary course of business.

     6.10 Transfer of Notes or Accounts. Sell, assign, transfer, discount or otherwise dispose of any Accounts or any promissory note or other instrument payable to it with or without recourse, except for collection without recourse in the ordinary course of business and except for the sale of Third Party Plan Receivables in customary factoring arrangements.

     6.11 Modification of Governing Documents. Change, alter or modify, or permit any change, alteration or modification of, its Certificate of Incorporation or by-laws or other governing documents; provided however, that Borrower may change its Certificate of Incorporation or by-laws so long as such change in no way affects or impairs Borrower's Obligations or security hereunder or results in the occurrence of an Event of Default or event which with the passage of time, giving of notice, or both would constitute an Event of Default hereunder.

     6.12 Change Business. Cause or permit a material change in the nature of its business as conducted on the date of this Agreement.

     6.13 Change of Location or Name. Change any of the following: (a) the location stated in Section 4.12 of this Agreement for the maintenance of the books and records relative to the Accounts and Inventory, (b) the location of the principal place of business or chief executive office of Borrower as stated in Section 4.14 of this Agreement, or (c) the name under which Borrower conducts any of its business or operations.

     6.14 Change of Accounting Practices. Change its present accounting principles or practices in any material respect, except as may be required by changes in generally accepted accounting principles, or change its fiscal year.

     6.15 Inconsistent Agreement. Enter into any agreement containing any provision that would be violated by the performance of Borrower's obligations under this Agreement or any of the Relevant Documents.

     6.16 Fixed Change Coverage Ratio. Cause or permit the Consolidated Group's Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 as if the end of any fiscal quarter commencing with fiscal quarter ending January 31, 1998.

     6.17 Capital Expenditures. Make capital expenditures in an amount aggregating in excess of $3,500,000.00 during fiscal year 1998, $4,500,000 during fiscal year 1999 and $5,500,000 during each fiscal year thereafter. Up to $1,000,000 permitted (other than by reason of this sentence) to have been but which was not used in any fiscal year may be used in the immediately succeeding fiscal year.

     6.18 Redemption of Senior Unsecured Debt; Modification of Indenture. Redeem, repurchase or make any payments of principal on account of the Senior Unsecured Debt unless concurrently therewith all Obligations are repaid in full and Lender's lending commitment hereunder is terminated, or modify or amend the Indenture in any material respect without Lender's prior written consent, which consent Lender agrees not to unreasonably withhold.

7. ADDITIONAL POWERS OF LENDER

     7.1 Powers of Attorney. Borrower hereby constitutes and appoints Lender (and any employee or agent of Lender, with full power of substitution) its true and lawful attorney and agent in fact to take any or all of the actions described below in Lender's or Borrower's name and at Borrower's expense:

          (a) Charges Against Credit Balances. Lender, without demand, may charge and withdraw from any credit balance that Borrower may then have with Lender, or with any affiliate of Lender, any amount of principal, interest or fees which are not paid by Borrower to Lender when due under this Agreement or any of the Relevant Documents.

          (b) Evidence of Liens. Lender may execute such financing statements and other documents and take such other actions as Lender deems necessary or proper in order to perfect or continue the security interests and other liens provided for by this Agreement or any of the Relevant Documents, and Lender may file the same (or a photocopy of this Agreement or of any financing statement signed by Borrower) in any appropriate governmental office.

          (c) Preservation of Collateral. Lender may take any and all action that it reasonably deems necessary or proper to preserve its interest in the Collateral, including without limitation the payment of debts of Borrower that are reasonably likely to impair the Collateral or Lender's security interest therein, the purchase of insurance on Collateral, the repair or safeguarding of Collateral, or the payment of taxes, assessments or other liens thereon. All sums so expended by Lender shall be added to the Obligations, shall be secured by the Collateral, and shall be payable on demand with interest at the Default Rate from the respective dates such sums are expended.

          (d) Lender's Right to Cure. In the event Borrower fails to perform any of its Obligations, then Lender may, with written notice thereof to Borrower, perform the same but shall not be obligated to do so. All sums so expended by Lender shall be added to the Obligations, shall be secured by the Collateral, and shall be payable on demand with interest at the Default Rate from the respective dates such sums are expended.

          (e) Verification of Accounts. Lender may make test verifications of any and all Accounts in any reasonable manner and through any medium Lender considers advisable, and Borrower shall render any necessary assistance.

          (f) Collections; Modification of Terms. Upon the occurrence and continuance of any Event of Default, Lender may demand, sue for, collect and give receipts for any money, instruments or property payable or receivable on account of or in exchange for any of the Collateral, or make any compromises it deems necessary or proper, including without limitation extending the time of payment, permitting payment in installments, or otherwise modifying the terms or rights relating to any of the Collateral, all of which may be effected without notice to or consent by Borrower and without otherwise discharging or affecting the Obligations, the Collateral or the security interest granted under this Agreement or any of the Relevant Documents.

          (g) Notification of Account Debtors. Borrower, at the request of Lender upon the occurrence and continuation of an Event of Default, shall notify the Account debtors of Lender's security interest in its Accounts. Upon the occurrence and continuance of any Event of Default,

Lender may notify the Account debtors on any of the Accounts to make payment directly to Lender, and Lender may endorse all items of payment received by it that are payable to Borrower.

          (h) Notification as to Inventory. Lender may notify the bailee of any Inventory of Lender's security interest therein.

          (i) Endorsements. Lender may endorse Borrower's name on checks, notes, acceptances, drafts, invoices, bills of lading and any other documents or instruments requiring Borrower's endorsement.

          (j) Mails. Upon the occurrence and continuance of any Event of Default, Lender may notify the postal authorities to deliver all mail, parcels, and other material addressed to Borrower to Lender at such address as Lender may direct, and Lender may open and deal with same as it deems necessary or proper.

          (k) Insurance. Lender may file proofs of loss and claim with respect to any of the Collateral with the appropriate insurer, and may endorse in its own and Borrower's name any checks or drafts constituting insurance proceeds and apply such proceeds in any order to the Obligations.

     7.2 Irrevocability; Lender's Discretion. Borrower covenants and agrees that any action described in Section 7.1 may be taken at Lender's reasonable discretion, at any time and from time to time, and (unless stated specifically to the contrary in Section 7.1 with respect to any power) whether prior or subsequent to an Event of Default, and Borrower hereby ratifies and confirms all actions so taken. Borrower further covenants and agrees that the powers of attorney granted by Section 7.1 are coupled with an interest and shall be irrevocable until full and final payment of the Loans and all other Obligations under this Agreement and the Relevant Documents and termination of Lender's lending commitment hereunder; that said powers are granted solely for the protection of Lender's interest and Lender shall have no duty to exercise any thereof; that the decision whether to exercise any of such powers, and the manner of exercise, shall be solely within Lender's discretion; and that neither Lender nor any of its directors, officers, employees or agents shall be liable for any act of omission or commission, or for any mistake or error of judgment, in connection with any such powers.

8. CERTAIN CONDITIONS TO ADVANCES

     Advances of the Loans shall be conditioned upon the following conditions and each request by Borrower for an advance shall constitute a representation by Borrower to Lender that each condition has been met or satisfied:

     8.1 Conditions to Initial Advance. Contemporaneously with the execution hereof and as a condition to the initial advance of the Revolving Loans:

          (a) All transactions contemplated by the Indenture, including issuance of the Senior Unsecured Debt, shall be consummated in accordance with the terms thereof; and

          (b) Borrower will have on the date hereof after giving effect to the payment by Borrower of all costs and expenses payable by Borrower in connection with closing hereunder and under the Indenture, Availability of not less than $5,000,000.

     8.2 Representations and Warranties. All representations and warranties of Borrower contained herein or in the other Relevant Documents shall be true at and as of the date of such advance, except to the extent such representation relates solely to a given date, as if made on such date and each request for an advance shall constitute reaffirmation by Borrower that such representations and warranties are then true. If requested by Lender, Borrower shall further confirm such matters by delivery of a certificate dated the day of the Revolving Loan and signed by a duly authorized officer of Borrower satisfactory to Lender.

     8.3 No Default. No condition or event shall exist or have occurred at or as of the date of such advance which would constitute an Event of Default hereunder or an event which with the passage of time and/or the giving of notice would constitute an Event of Default.

     8.4 Other Requirements. Lender shall have received all certificates, authorizations, affidavits, schedules and other documents which are provided for hereunder or under the other Relevant Documents or which Lender may reasonably request.

9. EVENTS OF DEFAULT

     The occurrence of any of the following shall constitute an Event of
Default:

     9.1 Failure to Pay. Borrower fails to pay when due any principal, interest or fees payable hereunder or fails to pay any other Obligations owing to Lender under this Agreement or any of the Relevant Documents within 10 days when due;

     9.2 Failure to Perform. Borrower fails to perform or observe (a) any covenant, term or condition of this Agreement or any of the Relevant Documents and, if such failure relates to the covenants set forth in Sections 5.1, 5.2, 5.3, 5.7, 5.8, 5.10, 5.13, 5.14 or 5.15, the same is not cured within 30 days after the first to occur of Borrower's actual knowledge thereof or receipt by Borrower of written notice thereof from Lender, or (b) any of the other Obligations;

     9.3 Cross Default; Default on Other Debt. (a) Any other default on any of the Obligations or under any of the Relevant Documents occurs, or (b) default occurs under any material Indebtedness of Borrower, or of any guarantor of any of the Obligations, to any Person that entitles such Person to declare such Indebtedness due prior to its date of maturity, including without limitation, the occurrence of any Event of Default under and as defined in the Indenture, "material" meaning for this purpose Indebtedness in the aggregate amount of $1,000,000 or more;

     9.4 False Representation or Warranty. Any representation, warranty or statement contained in this Agreement, in any of the Relevant Documents or in any other writing delivered to Lender in connection with the Collateral, this Agreement or any of the transactions contemplated thereby, proves to have been incorrect in any material respect when made or deemed made;

     9.5 Cessation of Business. Borrower ceases to do business as a going concern;

     9.6 Intentionally Omitted

     9.7 Change of Control. The occurrence of any Change of Control;

     9.8 Liquidation or Dissolution. Borrower takes any action to commence or authorize its liquidation or dissolution;

     9.9 Inability to Pay Debts. Borrower (a) becomes unable or fails to pay its debts generally as they become due, (b) admits in writing its inability to pay its debts, or (c) proposes or makes a composition agreement with creditors, a general assignment for the benefit of creditors, or a bulk sale;

     9.10 Bankruptcy; Insolvency. Any proceeding is instituted by or against (and if brought against Borrower the same is not dismissed within 60 days of the commencement thereof) Borrower (a) seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, or Borrower takes any action to authorize or consent to any action described in this Section 9.10;

     9.11 Judgments. One or more judgments or orders for the payment of money exceeding $1,000,000 in the aggregate (to the extent not covered by insurance) are rendered against Borrower, and such judgment(s) or order continues unsatisfied and not effectively stayed for a period of thirty (30) consecutive days;

     9.12 Attachment. Any of the Collateral becomes subject to attachment, execution, levy or like process which shall not have been effectively stayed;

     9.13 Condemnation. Any governmental agency, or other entity with power to do so, commences proceedings to condemn, seizes or expropriates assets of Borrower necessary for the conduct of Borrower's business as conducted on the date of this Agreement, without material change, or Borrower abandons such assets or suspends operations of substantially all of its assets;

     9.14 ERISA. With respect to any Benefit Plan (as defined in Section 4.17 of this Agreement), there occurs or exists any of the events or conditions described in the following clauses (a) through (h) and such event or condition, together with all like events or conditions, subjects Borrower to any tax, penalty or other liability that, singly or in the aggregate, exceeds $1,000,000:

(a) a reportable event as defined in Section 4043 of ERISA, (b) a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code, (c) termination of the Benefit Plan or filing of notice of intention to terminate, (d) institution by the Pension Benefit Guaranty Corporation of proceedings to terminate, or to appoint a trustee to administer, the Benefit Plan, or circumstances that constitute grounds for any such proceedings, (e) complete or partial withdrawal from a multiemployer Benefit Plan, or the reorganization, insolvency or termination of a multiemployer Benefit Plan, (f) an accumulated funding deficiency within the meaning of ERISA,
(g) violation of the reporting, disclosure or fiduciary responsibility requirements of ERISA or the Internal Revenue Code, or (h) any act or condition which could result in direct, indirect or contingent liability to any Benefit Plan or the Pension Benefit Guaranty Corporation;

     9.15 Guaranty. Any guaranty of any of the Obligations ceases to be effective or any guarantor denies liability thereunder; or .

     9.16 Investigations. Borrower is indicted for any criminal activity which would result in the forfeiture of any Collateral to any governmental entity, federal, state or local.

10. REMEDIES

     10.1 Rights in General. Automatically upon the occurrence of an Event of Default described in Section 9.10(a), and at the option of Lender, upon written notice to Borrower, upon the occurrence of any other Event of Default, (a) any and all obligations of Lender for additional Loans under this Agreement shall terminate, (b) the principal and interest of the Revolving Loans, all other amounts payable under this Agreement and all other Obligations shall become and be immediately due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower, and
(c) Lender shall be entitled to exercise forthwith (to the extent and in such order as Lender may elect, in its sole and absolute discretion) any or all rights and remedies provided for in this Agreement, any Revolving Note or any Relevant Documents, all rights and remedies of a secured party under the UCC, and all other rights and remedies that may otherwise be available to Lender by agreement or at law or in equity.

     10.2 Specific Rights Regarding Collateral. In addition to the rights as stated generally in Section 10.1, Borrower agrees that, upon the occurrence of an Event of Default, Lender shall be entitled to the rights and remedies, and Borrower shall have the obligations, set forth below:

          (a) Lender may enter upon the premises where any of the Collateral is located and take possession thereof and, at Lender's option, remove or sell in place any or all thereof.

          (b) Upon notice from Lender, Borrower shall promptly at its expense assemble any or all of the Collateral and make it available at a reasonably convenient place designated by Lender.

          (c) Lender may, with or without judicial process, sell, lease or otherwise dispose of any or all of the Collateral at public or private sale or proceedings, by one or more contracts, in one or more parcels, at the same or different times and places, with or without having the Collateral at the place of sale or other disposition, to such persons or entities, for cash or credit or for future delivery and upon such other terms, as Lender may in its discretion deem best in each such matter. The purchaser of any of the Collateral at any such sale shall hold the same free of any equity or redemption or other right or claim of Borrower, all of which - together with all rights of stay, exemption or appraisal under any statute or other law now or hereafter in effect
- Borrower hereby unconditionally waives to the fullest extent permitted by law. If any of the Collateral is sold on credit or for future delivery, Lender shall not be liable for the failure of the purchaser to pay for same and, in the event of such failure, Lender may resell such Collateral.

          (d) Borrower hereby further agrees that notice of the time and place of any public sale, or of the time after which any private sale or other intended disposition or action relating to any of the Collateral is to be made or taken, shall be deemed commercially reasonable notice thereof, and shall satisfy the requirements of any applicable statute or other law, if such notice is given not less than five (5) business days prior to the date of the sale, disposition or other action to which the notice relates prior thereto. Lender shall not be obligated to make any sale or other disposition or take other action pursuant to such notice and may, without other notice or publication, adjourn or postpone any public or private sale or other disposition or action by announcement at the time and place previously fixed therefor, and such sale, disposition or action may be held or accomplished at any times or places to which the same may be so adjourned or postponed.

          (e) Lender may purchase any or all of the Collateral at any public sale and may purchase at private sale any of the Collateral that is of a type customarily sold in a recognized market or the subject of widely distributed price quotations or as may be further permitted by law. Lender may make payment of the purchase price for any Collateral by credit against the then outstanding amount of the Obligations.

          (f) Lender may retain any or all of the Collateral and apply the same in satisfaction of part or all of the Obligations.

          (g) Any cash proceeds of sale, lease or other disposition of Collateral shall be applied as follows:

               First: To the expenses of collecting, enforcing, safeguarding, holding and disposing of Collateral, and to other expenses of Lender in connection with the enforcement of this Agreement, any of the Notes, any of the Relevant Documents, or any other agreement relating to any of the Obligations (including without limitation court costs and the fees and expenses of attorneys, accountants and appraisers);

               Second: Any surplus then remaining to the payment of interest and principal of the Loans and other sums payable as part of the Obligations, in such order as Bank elects; and

               Third: Any surplus then remaining to Borrower or whoever may be lawfully entitled thereto.

     10.3 Set-Off. Borrower further agrees that:

          (a) Lender is hereby authorized at any time from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply (or cause any affiliate of Lender to set off and apply) any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender or such affiliate to or for the credit or the account of Borrower, against any or all of the Obligations then due and payable of Borrower now or hereafter existing under this Agreement, any of the Notes or otherwise, irrespective of whether or not Lender shall have made any demand.

          (b) If any other lender has participated with Lender with respect to any of the Loans, Borrower hereby authorizes such participating lender, upon the occurrence of any Event of Default, immediately and without notice or other action, at request of Lender, to set off against any of Borrower's Obligations to Lender any deposits held or money owed by such participating lender in any capacity to Borrower, whether or not due, and to remit the money set off to Lender.

          (c) The rights stated in this Section 10.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off or lien) that Lender or any participating lender may have.

     10.4 Cumulative Remedies; No Waiver by Lender. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available to Lender by agreement or at law or in equity. No express or implied waiver by Lender of any default or Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingency or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right.

     10.5 Waivers and Consents Relating to Remedies. In connection with any action or proceeding arising out of or relating in any way to this Agreement, any of the Notes, any of the Loans, any of the Relevant Documents, any other agreement relating to any of the Obligations, any of the Collateral, or any act or mission relating to any of the foregoing:

          (a) BORROWER AND LENDER WAIVE THE RIGHT TO TRIAL BY JURY;

          (b) Borrower and Lender consent to the jurisdiction of any court of the State of New Jersey and of any federal court located in New Jersey, and waive any right to object to such court as an inconvenient forum;

          (c) Borrower waives personal service of any summons, complaint or other process in connection with any such action or proceeding and agrees that service thereof may be made, as

Lender may elect, by certified mail return receipt requested or via overnight courier directed to Borrower at the location provided for notices to Borrower under this Agreement or, in the alternative, in any other form or manner permitted by law;

          (d) Borrower agrees that all of the Collateral constitutes equal security for all of the Obligations, and agrees that Lender shall be entitled to sell, retain or otherwise deal with any or all of the Collateral, in any order or simultaneously as Lender shall determine in its sole and absolute discretion, free of any requirement for the marshaling of assets or other restriction upon Lender in dealing with the Collateral; and

          (e) Borrower agrees that Lender may proceed directly against Borrower for collection of any or all of the Obligations without first selling, retaining or otherwise dealing with any of the Collateral.

11. ADDITIONAL WAIVERS AND CONSENTS OF BORROWER

     11.1 Waivers. Borrower waives demand, presentment, notice of dishonor or protest of any instruments either of Borrower or others which may be included in the Collateral.

     11.2 Consents. Borrower consents to (a) any extension, postponement of time of payment or other indulgence, (b) any substitution, exchange or release of Collateral, (c) any addition to, or release of, any party or person primarily or secondarily liable, and (d) any acceptance of partial payments on any Accounts or instruments and the settlement, compromising or adjustment thereof.

12. TERMINATION

     12.1 Termination By Lender. On the Revolving Loan Termination Date, all obligations of Lender for the making of Revolving Loans under this Agreement, including the issuance of Letters of Credit, shall terminate, (b) the principal and interest of the Revolving Loans, and all other Obligations under this Agreement and the Relevant Documents related to the Revolving Loans, shall become and be immediately due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower, and (c) Lender shall be entitled to exercise forthwith (to the extent and in such order as Lender may elect, in its sole and absolute discretion) any or all of the rights and remedies referred to in Section 10 of this Agreement for the collection of such amounts.

     12.2 Mutual Release. Upon full and final payment and performance of the Loans and all other Obligations under this Agreement and the Relevant Documents and termination of Lender's lending commitment hereunder, Borrower and Lender shall thereupon automatically each be fully, finally and forever released and discharged from any and all claims, liabilities and obligations, whether in contract or tort, arising out of or relating in any way to this Agreement, any of the Notes or Loans, or any act or omission relating to any of the foregoing or to any of the Collateral or

Relevant Documents except for certain covenants and provisions in this Agreement which survive for the benefit of Lender after repayment of the Obligations.

13. COSTS, EXPENSES AND TAXES

     Borrower agrees to pay:

          (a) all reasonable costs and expenses in connection with the preparation, negotiation, execution, and delivery of this Agreement, the Notes, the Relevant Documents, and the other documents to be delivered in connection with this Agreement (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lender and the reasonable cost of appraisals and reappraisals of Collateral, searches, etc.).

          (b) on demand, all reasonable costs and expenses incurred after the date hereof in connection with the administration of this Agreement, the Notes, the Relevant Documents, and the other documents to be delivered in connection with this Agreement, and any amendments to or termination of any of the foregoing (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lender and the reasonable costs of appraisals and reappraisals of Collateral, searches, etc.)

          (c) on demand all losses, costs and reasonable expenses incurred by Lender in connection with the enforcement of this Agreement, any of the Notes, any of the Relevant Documents, or in the preservation, protection and defense of any rights of Lender under any thereof, or in connection with legal advice relating to the rights or responsibilities of Lender under any thereof (including without limitation court costs and the reasonable fees and expenses of attorneys, accountants and appraisers), and any expenditure made by Lender in accordance with Subsection 7.1(c) or (d) of this Agreement; and

          (d) on demand any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any of the Notes, or any of the Relevant Documents, and all liabilities to which Lender may become subject as the result of delay in paying or omission to pay such taxes.

With respect to any amount advanced by Lender and required to be reimbursed by Borrower pursuant to the foregoing provisions of this Section 13, Borrower shall also pay Lender interest on such amount at the Default Rate. Borrower's obligations under this Section 13 shall survive termination of the other provisions of this Agreement.

14. INDEMNIFICATION BY BORROWER

     Borrower hereby covenants and agrees to indemnify, defend and hold harmless Lender and its officers, directors, employees and agents from and against any and all claims, damages, liabilities, costs and expenses (including without limitation, the reasonable fees and out-of-pocket expenses of counsel) which may be incurred by or asserted against Lender or any such other individual or entity in connection with:

          (a) any investigation, action or proceeding arising out of or in any way relating to this Agreement, any of the Notes, any of the Loans, any of the Relevant Documents, any other agreement relating to any of the Obligations, any of the Collateral, or any act or omission relating to any of the foregoing, including without limitation Borrower's breach of any covenant or undertaking contained herein or therein;

          (b) any taxes, liabilities, claims or damages relating to the Collateral or Lender's liens thereon; or

          (c) the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to Borrower by Lender (which shall automatically be deemed to be without recourse to Lender in any event), or the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents.

15. MISCELLANEOUS

     15.1 Entire Agreement; Amendments; Lender's Consent. This Agreement (including the Exhibits and Schedules thereto), the Revolving Note and the Relevant Documents supersede, with respect to their subject matter, all prior and contemporaneous agreements, understandings, inducements or conditions between the respective parties, whether express or implied, oral or written. No amendment or waiver of any provision of this Agreement, any of the Notes or any of the Relevant Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     15.2 Notices. All notices or consents required or permitted by this Agreement and other communications relating to this Agreement or any of the Notes (or to any of the Relevant Documents, unless otherwise specified therein) shall be in writing and shall be deemed given if delivered in person or sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

     If to Lender:              PNC Bank, National Association
                                1600 Market Street
                                Philadelphia, PA   19103
                                Attention: Jeanne Hanson
                                Telecopy  No. 215-585-4771

     If to Borrower:            Community Distributors, Inc.
                                251 Industrial Parkway
                                Somerville, New Jersey 08876
                                Attention: Todd Pluymers
                                Telecopy No. 908-722-2902

          (b) Any notice sent by Lender or Borrower by any of the above methods shall be deemed to be given when so received.

     15.3 Gender. Throughout this Agreement, the masculine shall include the feminine and vice versa and the singular shall include the plural and vice versa, unless the context of this Agreement indicates otherwise.

     15.4 Joint Borrowers. If more than one party executes this Agreement as Borrower, then for the purpose of this Agreement the term Borrower shall mean each such party and each party shall be jointly and severally liable as Borrower for the Obligations as defined herein without regard to which party receives the proceeds of any of the Loans. Each such party hereby acknowledges that it expects to derive economic advantage from each of the Loans.

     15.5 Cross Default; Cross Collateral. Borrower hereby agrees that (a) all other agreements between Borrower and Lender or any of its affiliates are hereby amended so that an Event of Default under this Agreement is a default under all other agreements and a default under any one of the other agreements is an Event of Default under this Agreement, and (b) the Collateral under this Agreement secures the Obligations now or hereafter outstanding under all other agreements between Borrower and Lender or any of its affiliates and the collateral pledged under any other agreement with Lender or any of its affiliates secures the Obligations under this Agreement.

     15.6 Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender. This Agreement, the Notes, the Relevant Documents and the other documents delivered in connection with this Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

     15.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

     15.8 Severability of Provisions. Any provision of this Agreement, any of the Notes or any of the Relevant Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, such Note or such Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

     15.9 Table of Contents; Headings. The table of contents and headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor affect its meaning, construction or effect.

     15.10 Exhibits and Schedules. All of the Exhibits and Schedules to this Agreement are hereby incorporated by reference herein and made a part hereof.

     15.11 Further Acknowledgments and Agreements of Borrower and the Lender.

          (a) General Acknowledgments.

               (1) Borrower and the Lender acknowledge and agree that they (1) have independently reviewed and approved each and every provision of this Agreement, including the Exhibits attached hereto and any and all other documents and items as they or their counsel have deemed appropriate, and (ii) have entered into this Agreement and have executed the closing documents voluntarily, without duress or coercion, and have done all of the above with the advice of their legal counsel.

               (2) Borrower and the Lender acknowledge and agree that, to the extent deemed necessary by them or their counsel, they and their counsel have independently reviewed, investigated and/or have full knowledge of all aspects of the transaction and the basis for the transaction contemplated by this Agreement and/or have chosen not to so review and investigate (in which case, Borrower acknowledges and agrees that it has knowingly and upon the advice of counsel waived any claim or defense based on any fact or any aspect of the transaction that any investigation would have disclosed), including without limitation:

                    (i) the risks and benefits of the various waivers of rights contained in this Agreement, including but not limited to, the waiver of the right to a jury trial;

                    (ii) the adequacy of the consideration being transferred under this Agreement, including the adequacy of the consideration for the Mutual Release as set forth in Section 12.3 hereof;

               (3) Borrower has made its own investigation or elected not to make such investigation as to all matters it deems material to this transaction and has not relied on any statement of fact or opinion, disclosure or non-disclosure of the Lender, and has not been induced by the Lender in any way, except for the consideration recited herein, in entering into this Agreement and executing the closing documents contemplated hereby, and further acknowledges that the Lender has not made any warranties or representations of any kind in connection with this transaction except as specifically set forth herein or in the documents executed in conjunction with this Agreement, and Borrower is not relying on any such representations or warranties.

               (4) Borrower acknowledges and agrees that, after careful consideration, it does not deem any matter not reviewed or investigated by it to be material to this Agreement and the transaction contemplated hereby.

     15.12 Publicity. Borrower hereby authorizes Lender to make appropriate announcements of the financial arrangement entered into between Borrower and Lender, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall in its reasonable discretion deem appropriate.

     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed by their proper corporate officers the day and year first above written.

                                      COMMUNITY DISTRIBUTORS, INC.

                                      By: ________________________________


                                      PNC BANK, NATIONAL ASSOCIATION

                                      By: ________________________________